SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 1)

APPLE INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

037833100

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 037833100	13G	Page 2 of 57 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 250,866,566 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 250,866,566 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,866,566 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 037833100	13G	Page 3 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 250,866,566 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 250,866,566 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,866,566 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 037833100	13G	Page 4 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 209,532,759 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 209,532,759 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,532,759 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 5 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 15,385,747 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 15,385,747 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,385,747 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 037833100	13G	Page 6 of 57 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 12,255,747 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 12,255,747 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,255,747 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 7 of 57 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 18,615,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 18,615,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,615,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 8 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Assurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,441,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,441,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,441,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 9 of 57 Pages

1	NAME OF REPORTING PERSON Finial Reinsurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 451,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 451,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 451,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 10 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 91,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 91,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 11 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,381,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,381,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,381,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 12 of 57 Pages

1	NAME OF REPORTING PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 11,958,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 11,958,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,958,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 13 of 57 Pages

1	NAME OF REPORTING PERSON Redwood Fire & Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,302,224 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,302,224 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,302,224 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 14 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of Mid America
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Iowa
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 137,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 137,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 15 of 57 Pages

1	NAME OF REPORTING PERSON Oak River Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 271,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 271,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 16 of 57 Pages

1	NAME OF REPORTING PERSON AmGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 216,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 216,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 216,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 17 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Homestate Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 960,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 960,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 960,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 18 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Direct Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 54,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 54,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 19 of 57 Pages

1	NAME OF REPORTING PERSON National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 678,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 678,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 678,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 20 of 57 Pages

1	NAME OF REPORTING PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 681,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 681,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 681,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 21 of 57 Pages

1	NAME OF REPORTING PERSON MedPro Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,038,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,038,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,038,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 22 of 57 Pages

1	NAME OF REPORTING PERSON The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,588,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,588,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,588,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 23 of 57 Pages

1	NAME OF REPORTING PERSON Princeton Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 270,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 270,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 270,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 24 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Life Insurance Company of Nebraska
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,065,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,065,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,065,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 25 of 57 Pages

1	NAME OF REPORTING PERSON Old United Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 105,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 105,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 26 of 57 Pages

1	NAME OF REPORTING PERSON Old United Life Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Arizona
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 74,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 74,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 27 of 57 Pages

1	NAME OF REPORTING PERSON Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 454,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 454,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 454,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 28 of 57 Pages

1	NAME OF REPORTING PERSON Radnor Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 36,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 36,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 29 of 57 Pages

1	NAME OF REPORTING PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 454,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 454,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 454,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 30 of 57 Pages

1	NAME OF REPORTING PERSON PLICO Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Oklahoma
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 180,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 180,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 31 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Choice Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 550,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 550,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 32 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,298,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,298,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,298,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 33 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Secure Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 366,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 366,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 366,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 34 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 916,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 916,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 916,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 35 of 57 Pages

1	NAME OF REPORTING PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,711,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,711,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,711,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No. 037833100	13G	Page 36 of 57 Pages

1	NAME OF REPORTING PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,711,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,711,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,711,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 37 of 57 Pages

1	NAME OF REPORTING PERSON General Re Life Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,172,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,172,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,172,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 38 of 57 Pages

1	NAME OF REPORTING PERSON General Star Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 181,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 181,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 39 of 57 Pages

1	NAME OF REPORTING PERSON General Star National Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 45,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 45,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 40 of 57 Pages

1	NAME OF REPORTING PERSON Genesis Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 45,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 45,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 41 of 57 Pages

1	NAME OF REPORTING PERSON East Guard Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 72,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 72,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 42 of 57 Pages

1	NAME OF REPORTING PERSON NovGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 278,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 278,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 278,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 037833100	13G	Page 43 of 57 Pages

1	NAME OF REPORTING PERSON Brilliant National Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 310,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 310,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 310,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 037833100	13G	Page 44 of 57 Pages

1	NAME OF REPORTING PERSON NRG America Holding Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 240,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 240,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 240,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 037833100	13G	Page 45 of 57 Pages

1	NAME OF REPORTING PERSON MPP Company Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 916,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 916,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 916,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 037833100	13G	Page 46 of 57 Pages

1	NAME OF REPORTING PERSON Central States Indenmity Company of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 173,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 173,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

Item 1.

(a)	Name of Issuer

Apple Inc.

(b)	Address of Issuer’s Principal Executive Offices

One Apple Park Way, Cupertino, CA 95014

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2©. Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 1314 Douglas Street Omaha, NE 68102 Connecticut corporation

The Medical Protective Company 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation	Cypress Insurance Company 1314 Douglas Street Omaha, NE 68102 California

National Indemnity Company of the South 1314 Douglas Street Omaha, NE 68102 Florida	National Fire & Marine Insurance Company 1314 Douglas Street Omaha, Nebraska 681302 Nebraska

Redwood Fire & Casualty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware

Columbia Insurance Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	MedPro Group, Inc. 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation

AmGUARD Insurance Company of Nebraska

c/o Berkshire Hathaway GUARD

P.O. Box A-H

Wilkes-Barre, PA 18703

Pennsylvania

Berkshire Hathaway Life Insurance Company of Nebraska

1314 Douglas Street

Omaha, NE 68102

Nebraska

Princeton Insurance Company

746 Alexander Road

Princeton, NJ 08540

New Jersey

Oak River Insurance Company

1314 Douglas Street

Omaha, NE 68102

Nebraska

Old United Casualty Company

8500 Shawnee Mission Parkway

Merriam, KS 66202

Kansas

Finial Reinsurance Company

1314 Douglas street

Omaha, NE 68102

Connecticut

Berkshire Hathaway Assurance Corporation

1314 Douglas Street

Omaha, NE 68102

New York

Berkshire Hathaway Specialty Insurance Company

1314 Douglas Street

Omaha, NE 68102

Nebraska

Berkshire Hathaway Homestate Insurance Company

1314 Douglas Street

Omaha, NE 68102

Nebraska

National Indemnity Company of Mid America

1314 Douglas Street

Omaha, NE 68102

Iowa

NorGUARD Insurance Company

16 South River Street

Wilkes-Barre, PA 18703

Pennsylvania

Government Employees Insurance Company

5260 Western Ave.

Chevy Chase, MD 20815

Nebraska

Berkshire Hathaway Direct Insurance Company

1314 Douglas Street

Omaha, NE 68102

Delaware

NRG America Holding Company 1314 Douglas Street Omaha, NE 68102 Delaware	Brilliant National Services, Inc. 1314 Douglas Street Omaha, NE 68102 Delaware

PLICO Inc. 5814 Reed Road Ft. Wayne, IN 46835 Indiana Corporation	MPP Company Inc. 8500 Shawnee Mission Parkway Meriam, KS 66202 Kansas

Central States Indemnity Company of Omaha 1212 North 96th Street Omaha, NE 68114 Nebraska Corporation	Genesis Insurance Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation

General Re Life Corporation 120 Long Ridge Road Stamford, CT 06902 Connecticut Corporation	GEICO Advantage Insurance Company 5260 Western Avenue Chevy Chase, MD 20815 Nebraska Corporation

GEICO Choice Insurance Company 5260 Western Avenue Chevy Chase, MD 20815 Nebraska Corporation	GEICO Indemnity Company 5260 Western Avenue Chevy Chase, MD 20815 Maryland Corporation

GEICO Secure Insurance Company 5260 Western Avenue Chevy Chase, MD 20815 Nebraska Corporation	General Reinsurance Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation

General Re Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation	General Star Indemnity Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation

General Star National Insurance Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation	EastGUARD Insurance Company 16 S. River Street Wilkes-Barre, PA 18703 Pennsylvania Corporation

Mt. Vernon Fire Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Pennsylvania Corporation	Radnor Specialty Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Nebraska Corporation

United States Liability Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Pennsylvania Corporation

Old United Life Insurance Company 8500 Shawnee Mission Parkway Merriam, KS 66202 Kansas Corporation

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

037833100

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., GEICO Corporation, General Re Corporation and MedPro Group, Inc. are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, National Liability & Fire Insurance Company, Cypress Insurance Company, National Indemnity Company of the South, Redwood Fire & Casualty Insurance Company, Government Employees Insurance Company, The Medical Protective Company, Berkshire Hathaway Assurance Corporation, Berkshire Hathaway Life Insurance Company of Nebraska, Berkshire Hathaway Homestate Insurance Company, Princeton Insurance Company, National Indemnity Company of Mid America, Berkshire Hathaway Specialty Insurance Company, AmGUARD Insurance Company, Finial Reinsurance Company, Oak River Insurance Company, NorGUARD Insurance Company, Old United Casualty Company, Berkshire Hathaway Direct Insurance Company, PLICO Inc., Central States Indemnity Company of Omaha, Genesis Insurance Company, GEICO Advantage Insurance Company, GEICO Choice Insurance Company, GEICO Indemnity Insurance Company, GEICO Secure Insurance Company, General Star National Insurance Company, General Re Life Corporation, General Reinsurance Corporation, General Star Indemnity Company, Mt. Vernon Fire Insurance Company, United States Liability Insurance Company, Radnor Specialty Insurance Company and Old United Life Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2020

/s/ Warren E. Buffett

Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, NATIONAL FIRE AND MARINE INSURANCE COMPANY, COLUMBIA INSURANCE COMPANY, NATIONAL LIABILITY & FIRE INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF THE SOUTH, REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, AMGUARD INSURANCE COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, MEDPRO GROUP INC., THE MEDICAL PROTECTIVE COMPANY, BERKSHIRE HATHAWAY ASSURANCE CORPORATION, BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY, PRINCETON INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF MID AMERICA, BERKSHIRE HATHAWAY SPECIALTY INSURANCE COMPANY, BRILLIANT NATIONAL SERVICES, INC., FINIAL REINSURANCE COMPANY, OAK RIVER INSURANCE COMPANY, NORGUARD INSURANCE COMPANY, OLD UNITED CASUALTY COMPANY, NRG AMERICA HOLDING COMPANY, MPP COMPANY, INC., BERKSHIRE HATHAWAY DIRECT INSURANCE COMPANY, CENTRAL STATES INDEMNITY COMPANY OF OMAHA, PLICO INC., GENESIS INSURANCE COMPANY, GEICO ADVANTAGE INSURANCE COMPANY, GEICO CHOICE INSURANCE COMPANY, GEICO INDEMNITY COMPANY, GEICO SECURE INSURANCE COMPANY, GENERAL RE CORPORATION, GENERAL STAR NATIONAL INSURANCE COMPANY, MT.VERNON FIRE INSURANCE COMPANY, UNITED STATES LIABILITY, INSURANCE COMPANY, GENERAL RE LIFE CORPORATION, GENERAL REINSURANCE CORPORATION, GENERAL STAR INDEMNITY COMPANY, EAST GUARD INSURANCE COMPANY, RADNOR SPECIALTY INSURANCE COMPANY AND OLD UNITED LIFE INSURANCE COMPANY

By	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

MedPro Group, Inc.

General Re Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

National Liability & Fire Insurance Company

Cypress Insurance Company

National Indemnity Company of the South

Redwood Fire & Casualty Company

Government Employees Insurance Company

The Medical Protective Company

Berkshire Hathaway Assurance Corporation

Berkshire Hathaway Life Insurance Company of Nebraska

Berkshire Hathaway Homestate Insurance Company

Princeton Insurance Company

National Indemnity Company of Mid America

Berkshire Hathaway Specialty Insurance Company

AmGUARD Insurance Company

Finial Reinsurance Company

Oak River Insurance Company

NorGUARD Insurance Company

Old United Casualty Company

Central States Indemnity Company of Omaha

PLICO Inc.

Genesis Insurance Company

GEICO Advantage Insurance Company

GEICO Choice Insurance Company

GEICO Indemnity Company

GEICO Secure Insurance Company

General Star National Insurance Company

Mt. Vernon Fire Insurance Company

United States Liability Insurance Company

General Re Life Corporation

General Reinsurance Corporation

General Star Indemnity Company

East GUARD Insurance Company

Radnor Specialty Insurance Company

Old United Life Insurance Company

Berkshire Hathaway Direct Insurance Company

Brilliant National Services, Inc.

Note: No Common Stock of Apple Inc. is held directly by Berkshire Hathaway Inc. or by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 1,466,000 shares or approximately less than 0.1% of Common Stock of Apple Inc. are held directly by Brilliant National Services, Inc., MPP Company, Inc. and NRG America Holding Company, none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (J).

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of The Bank of New York Mellon Corporation. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2020	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2020	/S/ Warren E. Buffett
By: Warren E. Buffett Title: Chairman of the Board

National Indemnity Company

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg Title: Chairman of the Board

National Fire & Marine Insurance Company

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Columbia Insurance Company

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

National Liability & Fire Insurance Company

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Cypress Insurance Company

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

National Indemnity Company of the South

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Redwood Fire & Casualty Insurance Company

Dated: February 14, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

GEICO Corporation

Dated: February 14, 2020	/S/ Todd A. Combs
By: Todd A. Combs
Title: President

Government Employees Insurance Company

Dated: February 14, 2020	/S/ Todd A. Combs
By: Todd A. Combs
Title: President

The Medical Protective Company

Dated: February 14, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Treasurer

MedPro Group Inc.

Dated: February 14, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Treasurer

Berkshire Hathaway Assurance Corporation

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Berkshire Hathaway Life Insurance Company of Nebraska

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Berkshire Hathaway Homestate Insurance Company

Dated: February 14, 2020	/S/ Andrew Lindhart
By: Andrew Lindhart
Title: Treasurer

Princeton Insurance Company

Dated: February 14, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Treasurer

National Indemnity Company of Mid America

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

AmGUARD Insurance Company

Dated: February 14, 2020	/S/ Sy Foguel
By: Sy Foguel
Title: President

Berkshire Hathaway Specialty Insurance Company

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Finial Reinsurance Company

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Oak River Insurance Company

Dated: February 14, 2020	/S/ Andrew Linkhart
By: Andrew Linkhart
Title: Chief Financial Officer

NorGUARD Insurance Company

Dated: February 14, 2020	/S/ Sy Foguel
By: Sy Foguel
Title: Chief Executive Officer

Old United Casualty Company

Dated: February 14, 2020	/S/ Glen A. Mayer
By: Glen A. Mayer
Title: President

MPP Company, Inc.

Dated: February 14, 2020	/S/ Glen A. Mayer
By: Glen A. Mayer
Title: President

Berkshire Hathaway Direct Insurance Company

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Brilliant National Services, Inc.

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

NRG America Holding Company

Dated: February 14, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Genesis Insurance Company

Dated: February 14, 2020	/s/ Edward M. Nosenzo
by Edward M . Nosenzo
Title: Treasurer

GEICO Advantage Insurance Company

Dated: February 14, 2020	/s/ Todd A. Combs
by Todd A. Combs
Title: President

General Re Corporation

Dated: February 14, 2020	/s/ Michael P. O’Dea
by Michael P. O’Dea
Title: Senior Vice President

General Re Life Corporation

Dated: February 14, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Vice President

General Reinsurance Corporation

Dated: February 14, 2020	/s/ Michael P. O’Dea
by Michael P. O’Dea
Title: Senior Vice President

General Star Indemnity Company

Dated: February 14, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Treasurer

General Star National Insurance Company

Dated: February 14, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Treasurer

EastGUARD Insurance Company

Dated: February 14, 2020	/s/ Sy Foguel
by Sy Foguel
Title: President

Mt. Vernon Fire Insurance Company

Dated: February 14, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Senior Vice President

Radnor Specialty Insurance Company

Dated: February 14, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Executive Vice President

United States Liability Insurance Company

Dated: February 14, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Senior Vice President

PLICO Inc.

Dated: February 14, 2020	/s/ Anthony A. Bowser
by Anthony A. Bowser
Title: Chief Financial Officer

Old United Life Insurance Company

Dated: February 14, 2020	/s/ Glen I. Mayer
by Glen I. Mayer
Title: President

Central States Indemnity Company of Omaha

Dated: February 14, 2020	/s/ Kim Young
by Kim Young
Title: Chief Financial Officer

GEICO Choice Insurance Company

Dated: February 14, 2020	/s/ Todd A. Combs
by Todd A. Combs
Title: President

GEICO Indemnity Company

Dated: February 14, 2020	/s/ Todd A. Combs
by Todd A. Combs
Title: President

GEICO Secure Insurance Company

Dated: February 14, 2020	/s/ Todd A. Combs
by Todd A. Combs
Title: President